Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SOLID FIRST QUARTER 2022 RESULTS

•	Continues to Grow Service Territory

•	Maintains Ample Liquidity

•	Rate Case Update

DALLAS (May 5, 2022) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended March 31, 2022 net income of $194 million compared to net income of $168 million in the three months ended March 31, 2021. Oncor’s $26 million quarter-over-quarter net income improvement was driven by increases in revenues from updates to base transmission and distribution rates to reflect increases in invested capital, higher customer consumption and customer growth, partially offset by increases in costs associated with additional investments (primarily depreciation, property taxes and borrowing costs) and increases in operation and maintenance expense.

“Oncor is off to a great start toward meeting our operational and financial objectives for 2022. We continue to see strong premise growth across our service territory, and ongoing transmission point-of-interconnection requests demonstrate the solid operational foundation of our business in spite of challenges from supply chain constraints and inflationary pressure,” said Oncor CEO Allen Nye. “Oncor is required to file its next rate case by June 1, and we plan on filing on or around May 11. We believe our record will demonstrate a commitment and dedication to safety, reliability, customer service and making prudent investments to support the state of Texas and the ERCOT market. We look forward to presenting our case to the Public Utility Commission of Texas.”

Oncor’s total distribution base revenues in the three months ended March 31, 2022 as compared to the prior year period increased 7.0% (7.3% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the three months ended March 31, 2022 included an increase in revenues from residential customers of 8.1% (9.2% increase on a weather normalized basis) and an increase in revenues from commercial and industrial customers of 5.3% as compared to the three months ended March 31, 2021. Financial and operational results are provided in Tables A, B, C and D below.

Oncor Service Territory Growth

Oncor continues to see growth in its service territory and transmission footprint. At March 31, 2022, Oncor had approximately 460 active transmission point-of-interconnection (“POI”) requests in queue, representing an approximately 50 percent increase in active POI requests compared to the prior year period. Additionally, during the three months ended March 31, 2022, Oncor had approximately 80 new POI requests, representing a 78 percent increase compared to the prior year period. If new requests continue at this pace, Oncor projects it will set a company record for new annual transmission interconnection requests in 2022.

In the first quarter of 2022, Oncor also saw solid growth in premises, despite the impact global supply chain issues and limited availability of new construction materials had on builders’ ability to complete residential and commercial construction projects. Oncor connected approximately 16,000 additional premises to the grid in the first quarter of 2022. Additionally, the growth across Oncor’s service territory required the construction or upgrading of approximately 383 miles of power lines in the first quarter of 2022.

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Capital Expenditure Program

In the three months ended March 31, 2022, Oncor’s capital expenditures totaled $704 million. Last month, Oncor’s board of directors approved $3.0 billion in capital expenditures for 2022. This update to the previously-announced 2022 capital expenditure plan is primarily due to anticipated service territory growth and inflationary impacts on costs of materials. Other than for the year 2022, Oncor has not updated its capital expenditure projections for 2023-2026, which are based on the long-term financial plan presented to its board of directors in October 2021. Per its normal practice, Oncor expects to present an updated five-year plan and ask its board of directors to approve capital expenditures for 2023 at its October 2022 board meeting.

Ample Liquidity

Oncor’s available liquidity consisting of cash on hand and available credit capacity as of May 4, 2022, totaled approximately $2.1 billion. Oncor expects cash flows from operations combined with long-term debt issuances and term loans as well as availability under its credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next twelve months.

Base Rate Case

In May 2021, Oncor filed an application with the Public Utility Commission of Texas (“PUCT”) requesting to extend its base rate case filing deadline from October 1, 2021 to June 1, 2022. In July 2021, the PUCT approved an order granting the extension. As a result, Oncor’s next base rate case must be filed on or before June 1, 2022 and it currently anticipates making that filing on or around May 11, 2022. Oncor’s rate case will be based on a test year ending December 31, 2021 and will highlight its strong operational performance, culture of safety and reliability, low cost provider status and constant focus on the customers and communities Oncor serves. Oncor expects new rates to go into effect in the fourth quarter of 2022 or the first quarter of 2023.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2022 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra’s teleconference will be available a few hours after its conclusion on Sempra’s website or by dialing (888) 203-1112 and entering passcode 3600295.

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2022 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three Months Ended March 31, 2022 and 2021; $ millions

	Q1 ‘22	Q1 ‘21
Operating revenues	$1,249	$1,139

Operating expenses:
Wholesale transmission service	281	249
Operation and maintenance	249	235
Depreciation and amortization	222	205
Provision in lieu of income taxes	42	36
Taxes other than amounts related to income taxes	145	140

Total operating expenses	939	865

Operating income	310	274
Other deductions and (income) – net	11	7
Nonoperating benefit in lieu of income taxes	(3)	(3)
Interest expense and related charges	108	102

Net income	$194	$168

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Three Months Ended March 31, 2022 and 2021; $ millions

	Q1 ‘22	Q1 ‘21
Cash flows — operating activities:
Net income	$194	$168
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	242	226
Provision in lieu of deferred income taxes – net	13	23
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	17	—
Other operating assets and liabilities	(193)	(183)

Cash provided by operating activities	273	234

Cash flows — financing activities:
Issuances of long-term debt	1,185	470
Repayment of long-term debt	(400)	—
Net change in short-term borrowings	(215)	(70)
Capital contributions from members	106	63
Distributions to members	(106)	(96)

Cash provided by financing activities	570	367

Cash flows — investing activities:
Capital expenditures	(704)	(627)
Expenditures for third party in joint project	—	(42)
Reimbursement from third party in joint project	—	42
Other – net	12	10

Cash used in investing activities	(692)	(617)

Net change in cash, cash equivalents and restricted cash	151	(16)
Cash, cash equivalents and restricted cash — beginning balance	54	27

Cash, cash equivalents and restricted cash — ending balance	$205	$11

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At March 31, 2022 and December 31, 2021; $ millions

	At 3/31/22	At 12/31/21
ASSETS
Current assets:
Cash and cash equivalents	$104	$11
Restricted cash, current	35	13
Trade accounts receivable — net	806	738
Amounts receivable from members related to income taxes	—	6
Materials and supplies inventories — at average cost	190	171
Prepayments and other current assets	107	101

Total current assets	1,242	1,040
Restricted cash, noncurrent	66	30
Investments and other property	155	155
Property, plant and equipment – net	23,390	22,954
Goodwill	4,740	4,740
Regulatory assets	1,571	1,547
Operating lease ROU and other assets	169	167

Total assets	$31,333	$30,633

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$215
Long-term debt due currently	482	882
Trade accounts payable	422	441
Amounts payable to members related to income taxes	43	24
Accrued taxes other than amounts related to income taxes	119	286
Accrued interest	112	89
Operating lease and other current liabilities	281	283

Total current liabilities	1,459	2,220
Long-term debt, less amounts due currently	10,337	9,150
Liability in lieu of deferred income taxes	2,097	2,065
Regulatory liabilities	2,892	2,876
Employee benefit plan obligations	1,487	1,503
Operating lease and other obligations	277	231

Total liabilities	18,549	18,045

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2022 and 2021 – 635,000,000	12,913	12,719
Accumulated other comprehensive loss	(129)	(131)

Total membership interests	12,784	12,588

Total liabilities and membership interests	$31,333	$30,633

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three Months Ended March 31, 2022 and 2021; mixed measures

	Q1 ‘22	Q1 ‘21
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	11,376	10,906
Commercial, industrial, small business and other	22,335	19,771

Total electric energy volumes	33,711	30,677

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)	79.3	81.0
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	59.2	61.8
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands	3,848	3,781

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. Each of these results excludes outages during significant storm events. The statistics presented are based on twelve months ended March 31, 2022 and 2021 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 140,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, or made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; health epidemics and pandemics, including the evolving COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. (“ERCOT”) grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to Oncor, including failure of counterparties to perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party non-wires alternatives or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of any disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; actions by credit rating agencies; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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